UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2015

NATE’S FOOD CO.
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

000-52831 (Commission File No.)	46-3403755 (IRS Employer Identification No.)

15061 Springdale, Suite 113, Huntington Beach, California 92649
(Address of principal executive offices) (zip code)

(949) 381-1834
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events

(1)	October 30, 2015 ABCO informed the Company that production has started on filling the order of August 19, 2015. On August 19, 2015, the Company placed a production purchase order with our co-packer ABCO to fill 2,500 cans. After the initial production runs of 2,500 cans are completed, the production process will be reviewed in order to improve the efficiency of the manufacturing process and to ensure quality control is consistent and wholly adequate to meet the demands of large scale production.

(2)	On October 30, 2015, the Company stopped selling product online through One PM. While the online sales provided valuable information regarding consumer interests in our product, it has always been the plan of the Company to focus primarily on sales and distribution through retail channels. The Company may determine that there is continuing demand for online sales and may resume such sales in 2016.

(3)	On November 5, 2015, the Company received financing in the amount of $55,500 from Fourth Man, LLC. The $55,000 bears 10% interest and matures in nine months. The holder shall be entitled to convert any portion of the outstanding and unpaid conversion amount in to fully paid and non-assessable shares of Common Stock. Conversion price is 53% of the lowest trade occurring during the 15 consecutive trading days immediately preceding the conversion date. The Company may prepay the note at any time upon 7 days written notice, at an amount equal to 150% of the outstanding principal and the accrued interest.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 9, 2015	Nate’s Food Co. By: /s/ Nate Steck Name: Nate Steck. Title: CEO